Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement of Concorde International Group Ltd. (the “Company”) on Form F-1/A, to be filed on or about September 17, 2024, of our report dated June 26, 2024, with respect to our audits of the Company’s consolidated financial statements as of December 31, 2023, and 2022 and for the years then ended.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ Kreit & Chiu CPA LLP

Kreit & Chiu CPA LLP (PCAOB ID 6651)

New York, New York

September 17, 2024